Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Results for Its Fiscal 2017 Third Quarter

  Total revenues were $233.7 million compared with $234.2 million in the prior year period. Strong growth of 10.2 percent and 7.0 percent in the Company’s Consumer Floral and BloomNet segments, respectively, was offset by lower year-over-year revenues in its Gourmet Food and Gift Baskets segment due primarily to the shift of the Easter holiday into the Company’s fiscal fourth quarter.
  EBITDA, excluding stock-based compensation expense, was a loss of $6.5 million, compared with a loss of $4.0 million in the prior year period, primarily reflecting the impact of the Easter holiday shift.
  GAAP EPS loss for the quarter was $0.17, compared with a GAAP EPS loss of $0.14 per share in the prior year period, also primarily reflecting the impact of the Easter holiday shift.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--May 2, 2017--1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS), the leading gourmet food and floral gift provider for all occasions, today reported results for its Fiscal 2017 third quarter ended April 2, 2017.

Chris McCann, CEO of 1-800-FLOWERS.COM, Inc., said, “During the fiscal third quarter, we achieved strong performance in our Consumer Floral and BloomNet segments. Revenues for the 1-800-Flowers.com brand increased more than 10 percent and contribution margin increased more than 15 percent. BloomNet also achieved solid revenue growth, up 7 percent for the period, along with 6 percent growth in its bottom-line contribution. These results illustrate the leverage in our business model as well as our focus on efficient marketing and merchandising programs combined with truly original product offerings.”

McCann said that both the Consumer Floral and BloomNet segments benefited from the shift of the Valentine holiday to a Tuesday day placement this year. “In our floral businesses, we more than offset the impact of the Easter shift by continuing to drive strong growth in our everyday gifting business and maximizing the benefit of the weekday placement for the Valentine holiday. However, the later Easter date this year moved significant revenues out of the third quarter in our Gourmet Food and Gift Baskets segment. Combined with the timing of some Harry & David revenues, this impacted both top and bottom line results for the quarter.”

McCann noted that the impact of the Easter shift was anticipated and said the Company has already recaptured the revenues associated with the date shift in its current fiscal fourth quarter. “In addition to recapturing the Easter revenues, during the fourth quarter our Gourmet Foods and Gift Baskets segment will benefit from the timing of some Harry & David Fruit-Of-The-Month Club™ shipments. Combined with the continuing positive trends in Consumer Floral and BloomNet, we anticipate achieving solid top and bottom-line growth across all three of our business segments for the fiscal fourth quarter.”

Third Quarter 2017 Financial Results

For the third quarter of 2017, revenues were essentially unchanged at $233.7 million, compared with total revenues of $234.2 million in the prior year period. This reflects lower year-over-year revenues in the Company’s Gourmet Food and Gift Baskets segment due primarily to the impact of the Easter holiday shifting into the Company’s fiscal fourth quarter this year. This impact was largely offset by strong revenue growth in the Company’s Consumer Floral and BloomNet segments which grew 10.2 percent and 7.0 percent, respectively, compared with the prior year period.

Gross profit margin for the quarter was 40.0 percent, a decrease of 130 basis points compared with 41.3 percent in the prior year period. This primarily reflects lower gross margin in the Company’s Gourmet Food and Gift Baskets segments, due largely to the shift of the Easter holiday. Operating expenses, excluding depreciation and amortization, as a percent of total revenues improved 30 basis points to 43.4 percent, compared with 43.7 percent in the prior year period.

The combination of these factors resulted in an EBITDA loss (excluding stock-based compensation expense) of $6.5 million compared with an EBITDA loss of $4.0 million in the prior year period. Net loss was $11.1 million, or $0.17 per share, compared with a net loss of $9.1 million, or $0.14 per share, in the prior year period.

Regarding customer metrics for the quarter, the Company attracted 881,000 new customers. Approximately 1.9 million customers placed orders during the quarter, of which 53.4 percent were repeat customers. This reflects the Company’s effective marketing and merchandising programs, including initiatives in social and mobile communication channels and its Celebrations suite of services – Celebrations Passport, Celebrations Rewards and Celebrations Reminders – all designed to engage and deepen its relationships with its customers.

Segment Results From Continuing Operations:

The Company provides selected financial results for its Consumer Floral, BloomNet and Gourmet Foods and Gift Baskets segments in the tables attached to this release and as follows:

  Gourmet Foods and Gift Baskets: Revenues for the quarter declined 13.6 percent to $85.6 million, compared with $99.1 million in the prior year period. Gross margin declined 360 basis points to 34.8 percent, compared with 38.4 percent in the prior year period. Contribution margin loss was $10.8 million compared with $6.8 million in the prior year period. The revenue, gross margin and contribution margin declines primarily reflect the impact of the shift of the Easter holiday as well as the timing of some revenues in the Company’s Harry & David business.
  Consumer Floral: Fiscal third quarter revenues in this segment increased 10.2 percent to $124.7 million, compared with $113.2 million in the prior year period. Gross margin was 40.6 percent, unchanged compared with the prior year period. Because of these factors, category contribution margin increased for the eleventh consecutive quarter, up 15.4 percent to $15.9 million, compared with $13.7 million in the prior year period.
  BloomNet Wire Service: Revenues for the quarter increased 7.0 percent to $24.1 million, compared with $22.5 million in the prior year period. Gross profit margin was 53.6 percent, a decrease of 140 basis points compared with 55.0 percent in the prior year period, primarily reflecting product mix. Contribution margin increased 6.4 percent to $8.2 million compared with $7.7 million in the prior year period.

Company Guidance:

The Company is reiterating its guidance for fiscal 2017 as follows:

  Consolidated revenue growth for the year in a range of 3-to-4 percent, compared with revenues of $1.17 billion reported for fiscal 2016.
  EBITDA growth in a range of 8-to-10 percent compared with Adjusted EBITDA of $85.8 million reported for fiscal 2016.
  EPS growth in a range of 5-to-10 percent compared with Adjusted EPS of $0.43 reported for fiscal 2016.
  Free Cash Flow for the year of approximately $40 million compared with $24 million in fiscal 2016.

Note: On March 15, 2017, the Company announced the signing of a definitive agreement to sell its Fannie May Confections Brands business to Ferrero International for $115.0 million. Closing for this transaction is anticipated to be at the end of May. The Company’s current guidance for fiscal 2017 does not reflect the pending sale.

Definitions:

EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. Category contribution margin: earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. The Company presents EBITDA, Comparable EPS and Free Cash Flow because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA, Adjusted EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gourmet food and floral gifts for all occasions. For the past 40 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee® backs every gift. The company’s Celebrations suite of services including Celebrations Passport Free Shipping Program, Celebrations Rewards and Celebrations Reminders, are all designed to engage with customers and deepen relationships as a one-stop destination for all celebratory and gifting occasions. In 2016, 1-800-Flowers.com was awarded Silver Stevie “e-Commerce Customer Service” Award, recognizing the company’s innovative use of online technologies and social media to service the needs of customers. In addition, 1-800-FLOWERS.COM, Inc. was recognized as one of Internet Retailer’s Top 300 B2B e-commerce companies and was also recently named in Internet Retailer’s 2016 Top Mobile 500 as one of the world’s leading mobile commerce sites. The company was included in Internet Retailer’s 2015 Top 500 for fast growing e-commerce companies. In 2015, 1-800-Flowers.com was named a winner of the “Best Companies to Work for in New York State” Award by The New York Society for Human Resource Management (NYS-SHRM). The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM, Inc. “Gift Shop” also includes gourmet gifts such as premium, gift-quality fruits and other gourmet items from Harry & David® (1-877-322-1200) or www.harryanddavid.com), popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800- Baskets.com® (www.1800baskets.com); premium English muffins and other breakfast treats from Wolferman’s (1-800-999-1910 or www.wolfermans.com); carved fresh fruit arrangements from FruitBouquets.com (www.fruitbouquets.com); and top quality steaks and chops from Stock Yards® (www.stockyards.com). Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements, including, but are not limited to, statements regarding the Company’s expectations for: enhanced performance in its Fannie May business; its ability to continue to generate solid top and bottom-line growth in its 1-800-Flowers.com Consumer Floral business; its ability to generate strong revenue growth in its Cheryl’s, Harry & David, The Popcorn Factory and 1800Baskets businesses; its ability to continue to grow bottom-line contribution in its 1-800-Flowers and BloomNet businesses; its ability to leverage its consolidated customer database and new multi-brand website to attract and retain customers and help grow revenues; its ability to achieve its guidance for consolidated revenue growth for the full year in a range of 4-to-5 percent; its ability to achieve EBITDA growth in a range of 8-to-10 percent and EPS in a range of 5-to-10 percent; its ability to generate Free Cash Flow for the year of approximately $40 million; its ability to leverage its operating platform and reduce operating expense ratio; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call

The Company will conduct a conference call to discuss the above details and attached financial results today, Tuesday, May 2, 2017 at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed beginning at 2:00 p.m. EDT on the day of the call through May 9, 2017 at: 1-877-344-7529 or 1-412-317-0088 (international) or 1-855-669-9658 (Canada); Conference ID: 10105202.

Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	April 2, 2017	July 3, 2016

Assets
Current assets:
Cash and cash equivalents	$56,765	$27,826
Trade receivables, net	21,549	19,123
Inventories	63,713	103,328
Prepaid and other	17,388	16,382
Assets held for sale	91,822	-
Total current assets	251,237	166,659

Property, plant and equipment, net	154,668	171,362
Goodwill	62,767	77,667
Other intangibles, net	61,441	79,000
Other assets	9,685	8,253
Total assets	$539,798	$502,941

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$19,457	$35,201
Accrued expenses	87,921	66,066
Current maturities of long-term debt	6,469	19,594
Liabilities held for sale	4,428	-
Total current liabilities	118,275	$120,861

Long-term debt	103,300	94,396
Deferred tax liabilities	33,628	35,517
Other liabilities	9,225	9,581
Total liabilities	264,428	260,355
Total equity	275,370	242,586
Total liabilities and equity	$539,798	$502,941

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Condensed Consolidated Statements of Income (In thousands, except for per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	April 2, 2017	March 27, 2016	April 2, 2017	March 27, 2016
Net revenues:
E-commerce (combined online and telephonic)	$177,729	$179,413	$705,407	$696,371
Other	55,986	54,794	248,690	242,258
Total net revenues	233,715	234,207	954,097	938,629
Cost of revenues	140,134	137,486	532,135	521,816
Gross profit	93,581	96,721	421,962	416,813
Operating expenses:
Marketing and sales	70,158	71,502	245,112	243,567
Technology and development	10,254	9,903	29,591	29,059
General and administrative	20,962	21,006	64,446	61,032
Depreciation and amortization	8,492	7,546	25,656	24,279
Total operating expenses	109,866	109,957	364,805	357,937
Operating income (loss)	(16,285)	(13,236)	57,157	58,876
Interest expense, net	1,191	1,239	4,796	5,292
Other (income) expense, net	(421)	145	(570)	(15,151)
Income (loss) before income taxes	(17,055)	(14,620)	52,931	68,735
Income tax expense (benefit)	(5,925)	(5,494)	16,903	21,813
Net income (loss)	(11,130)	(9,126)	36,028	46,922
Less: Net loss attributable to noncontrolling interest	-	-	-	(1,007)
Net income (loss) attributable to 1-800-FLOWERS.COM, Inc.	$(11,130)	$(9,126)	$36,028	$47,929

Basic net income (loss) per common share attributable to 1-800-FLOWERS.COM, Inc.	$(0.17)	$(0.14)	$0.55	$0.74

Diluted net income (loss) per common share attributable to 1-800-FLOWERS.COM, Inc.	$(0.17)	$(0.14)	$0.53	$0.71

Weighted average shares used in the calculation of net income (loss) per common share:
Basic	65,199	64,687	65,169	64,724
Diluted	65,199	64,687	67,747	67,053

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands) (unaudited)

	Nine months ended
	April 2, 2017	March 27, 2016

Operating activities:
Net income	$36,028	$46,922
Reconciliation of net income to net cash provided by operating activities, net of acquisitions:
Depreciation and amortization	25,656	24,279
Amortization of deferred financing costs	1,285	1,209
Deferred income taxes	(1,889)	(1,793)
Foreign equity method investment impairment	-	1,728
Loss on sale/impairment of iFlorist	-	2,121
Bad debt expense	935	973
Stock-based compensation	4,784	4,831
Other non-cash items	(227)	299
Changes in operating items:
Trade receivables	(13,595)	(15,090)
Insurance receivable	-	3,053
Inventories	892	(2,488)
Prepaid and other	(2,030)	156
Accounts payable and accrued expenses	9,670	10,453
Other assets	(34)	(47)
Other liabilities	(267)	412
Net cash provided by operating activities	61,208	77,018

Investing activities:
Capital expenditures, net of non-cash expenditures	(18,753)	(20,022)
Net cash used in investing activities	(18,753)	(20,022)

Financing activities:
Acquisition of treasury stock	(8,277)	(12,958)
Proceeds from exercise of employee stock options	268	700
Proceeds from bank borrowings	181,000	178,000
Repayment of notes payable and bank borrowings	(185,000)	(188,980)
Debt issuance costs	(1,507)	-
Other		(2)
Net cash used in financing activities	(13,516)	(23,240)

Net change in cash and cash equivalents	28,939	33,756
Cash and cash equivalents:
Beginning of period	27,826	27,940
End of period	$56,765	$61,696

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (in thousands) (unaudited)

	Three Months Ended
	April 2, 2017	March 27, 2016	% Change

Net revenues:
1-800-Flowers.com Consumer Floral	$124,684	$113,182	10.2%
BloomNet Wire Service	24,091	22,517	7.0%
Gourmet Food & Gift Baskets	85,611	99,096	-13.6%
Corporate	260	262	-0.8%
Intercompany eliminations	(931)	(850)	-9.5%
Total net revenues	$233,715	$234,207	-0.2%

Gross profit:
1-800-Flowers.com Consumer Floral	$50,584	$45,974	10.0%
	40.6%	40.6%

BloomNet Wire Service	12,915	12,390	4.2%
	53.6%	55.0%

Gourmet Food & Gift Baskets	29,780	38,043	-21.7%
	34.8%	38.4%

Corporate (a)	302	314	-3.8%
	116.2%	119.8%

Total gross profit	$93,581	$96,721	-3.2%
	40.0%	41.3%

EBITDA, excluding stock-based compensation

Category Contribution Margin:
1-800-Flowers.com Consumer Floral	$15,863	$13,748	15.4%
BloomNet Wire Service	8,245	7,747	6.4%
Gourmet Food & Gift Baskets	(10,776)	(6,753)	-59.6%
Category Contribution Margin Subtotal	13,332	14,742	-9.6%
Corporate (a)	(21,125)	(20,432)	-3.4%

EBITDA	$(7,793)	$(5,690)	-37.0%

Add: Stock-based compensation	1,286	1,650	22.1%

EBITDA, excluding stock-based compensation	$(6,507)	$(4,040)	-61.1%

	Nine Months Ended
	April 2, 2017	March 27, 2016	% Change

Net revenues:
1-800-Flowers.com Consumer Floral	$297,707	$280,956	6.0%
BloomNet Wire Service	65,557	63,740	2.9%
Gourmet Food & Gift Baskets	592,295	595,006	-0.5%
Corporate	839	817	2.7%
Intercompany eliminations	(2,301)	(1,890)	-21.7%
Total net revenues	$954,097	$938,629	1.6%

Gross profit:
1-800-Flowers.com Consumer Floral	$121,383	$112,961	7.5%
	40.8%	40.2%

BloomNet Wire Service	37,019	35,360	4.7%
	56.5%	55.5%

Gourmet Food & Gift Baskets	262,716	267,650	-1.8%
	44.4%	45.0%

Corporate (a)	844	842	0.2%
	100.6%	103.1%

Total gross profit	$421,962	$416,813	1.2%
	44.2%	44.4%

	Nine Months Ended
EBITDA, excluding stock-based compensation	April 2, 2017	Reported March 27, 2016	Harry & David Integration Costs	As Adjusted March 27, 2016	As Adjusted % Change

Category Contribution Margin:
1-800-Flowers.com Consumer Floral	$37,172	$33,031	$-	$33,031	12.5%
BloomNet Wire Service	23,713	22,017	-	$22,017	7.7%
Gourmet Food & Gift Baskets	84,544	88,626	-	88,626	-4.6%
Category Contribution Margin Subtotal	145,429	143,674	-	143,674	1.2%
Corporate (a)	(62,616)	(60,519)	828	(59,691)	-4.9%
					-
EBITDA	$82,813	$83,155	$828	$83,983	-1.4%

Add: Stock-based compensation	4,784	4,831		$4,831	1.0%

EBITDA, excluding stock-based compensation	$87,597	$87,986	$828	$88,814	-1.4%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands) (unaudited)
Reconciliation of GAAP net income (loss) to adjusted income (loss) attributable to 1-800-FLOWERS.COM, Inc.:

	Three Months Ended		Nine Months Ended
	April 2, 2017	March 27, 2016	April 2, 2017	March 27, 2016

GAAP net income (loss)	$(11,130)	$(9,126)	$36,028	$46,922
Less: Net income (loss) attributable to noncontrolling interest	-	-	-	(1,007)
Income attributable to 1-800-FLOWERS.COM, Inc.	(11,130)	(9,126)	36,028	47,929
Adjustments to reconcile income (loss) attributable to 1-800-FLOWERS.COM, Inc. to adjusted income (loss) attributable to 1-800-FLOWERS.COM, Inc.
Deduct: Gain from insurance recovery on warehouse fire		-		19,611
Add back: Loss on sale/impairment of iFlorist		-		2,121
Add back: Impairment of foreign equity method investment		-		1,728
Add back: Harry & David integration costs		-		828
Add back: income tax expense effect of adjustments		-	-	5,353
Adjusted income (loss) attributable to 1-800-FLOWERS.COM, Inc.	$(11,130)	$(9,126)	$36,028	$38,348

GAAP income (loss) per common share attributable to 1-800-FLOWERS.COM, Inc.
Basic	$(0.17)	$(0.14)	$0.55	$0.74
Diluted	$(0.17)	$(0.14)	$0.53	$0.71

Adjusted income (loss) per common share attributable to 1-800-FLOWERS.COM, Inc.
Basic	$(0.17)	$(0.14)	$0.55	$0.59
Diluted	$(0.17)	$(0.14)	$0.53	$0.57

Weighted average shares used in the calculation of GAAP income (loss) and Adjusted income (loss) per common share attributable to 1-800-FLOWERS.COM, Inc
Basic	65,199	64,687	65,169	64,724
Diluted	65,199	64,687	67,747	67,053

Reconciliation of GAAP income (loss) attributable to 1-800-Flowers.com, Inc. to adjusted EBITDA, excluding stock-based compensation (b):

	Three Months Ended		Nine Months Ended
	April 2, 2017	March 27, 2016	April 2, 2017	March 27, 2016

Income (loss) attributable to 1-800-FLOWERS.COM, Inc.	$(11,130)	$ (9,126)	$36,028	$47,929
Add:
Interest expense, net	770	1,384	4,226	5,903
Depreciation and amortization	8,492	7,546	25,656	24,279
Income tax expense			16,903	21,813
Loss on sale/impairment of iFlorist		-		2,121
Impairment of foreign equity method investment		-		1,728
Less:
Net loss attributable to noncontrolling interest		-		1,007
Income tax benefit	5,925	5,494
Gain from insurance recovery on warehouse fire		-		19,611
EBITDA	(7,793)	(5,690)	82,813	83,155
Add: Integration costs		-		828
Adjusted EBITDA	(7,793)	(5,690)	82,813	83,983
Add: Stock-based compensation	1,286	1,650	4,784	4,831
Adjusted EBITDA, excluding stock-based compensation	$(6,507)	$ (4,040)	$87,597	$88,814

(a)	Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

(b)	Performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), nor does it include one-time charges or gains. Management utilizes EBITDA, and adjusted financial information, as a performance measurement tool because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

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CONTACT:
1-800-FLOWERS.COM, Inc.
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com